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Exhibit 99.1

LKQ Corporation Announces Third Quarter 2003 Results

        Chicago, IL—October 28, 2003—LKQ Corporation (NASDAQ: LKQX) today reported results for its third quarter ended September 30, 2003, with revenue of $83.5 million and net income of $3.5 million, representing growth over the third quarter of 2002 of 16.2% and 49.1%, respectively.

        "We reported another quarter of year over year double digit revenue and earnings growth," said Joe Holsten, President and Chief Executive Officer.

2003 Reported Results

        For the third quarter of 2003, revenue increased 16.2% to $83.5 million compared with $71.9 million for the third quarter of 2002. For the third quarter of 2003, net income increased 49.1% to $3.5 million compared with $2.4 million for the third quarter of 2002. Diluted earnings per share was $0.22 for the third quarter of 2003 compared with $0.12 for the third quarter of 2002.

        For the nine months ended September 30, 2003, revenue increased 12.9% to $243.7 million compared with $216.0 million for the same period in 2002. For the nine months ended September 30, 2003, net income before cumulative effect of a change in accounting principle increased 32.7% to $11.6 million compared with $8.7 million for the same period in 2002. Diluted earnings per share before cumulative effect of a change in accounting principle was $0.68 for the nine months ended September 30, 2003 compared with $0.45 for the same period a year ago.

        For the nine months ended September 30, 2003, net income increased by $52.8 million to $11.6 million compared with a $41.2 million net loss for the same period in 2002. Diluted earnings per share was $0.68 for the nine months ended September 30, 2003 compared with diluted loss per share of $2.12 for the same period in 2002. The 2002 net loss reflects the $49.9 million cumulative effect of change in accounting principle, net of tax in the first quarter of 2002 related to implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

        The number of outstanding shares of common stock in the first nine months of 2003 has declined significantly from the same period in 2002 due to shares repurchased in the first half of 2003. The number of outstanding shares in the fourth quarter of 2003 will be further affected by the 5,000,000 shares sold by LKQ Corporation in its initial public offering as discussed below.

Company Outlook

        We expect full year 2003 revenue to be within a range of $323 million to $326 million, net income to be within a range between $14.2 million and $14.6 million and diluted earnings per share to be between $0.78 and $0.80.

Quarterly Conference Call

        We will host an audio webcast to discuss our third quarter results along with 2003 earnings guidance on Tuesday October 28, 2003 at 10:30 am Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until November 28, 2003.

About LKQ Corporation

        LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 38 sales and processing facilities and 12 redistribution centers that reach most major markets in the United States.

        On October 2, 2003, LKQ Corporation's S-1 Registration Statement became effective and subsequently an initial public offering was consummated for 8,050,000 shares of its common stock, including the over-allotment option. The offering was priced at $13.00 per share with 5,000,000 shares sold by LKQ Corporation and 3,050,000 shares sold by certain selling stockholders.

Forward Looking Statements

        The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include the risk factors and other risks that are described in our Registration Statement on Form S-1 as declared effective on October 2, 2003 and in other reports filed by us from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$83,472	$71,860	$243,746	$215,961
Cost of goods sold	44,431	38,715	128,907	116,158

Gross margin	39,041	33,145	114,839	99,803
Facility and warehouse expenses	9,973	9,279	29,154	27,062
Distribution expenses	8,893	7,272	25,675	20,798
Selling, general and administrative expenses	12,288	10,683	35,015	31,449
Depreciation and amortization	1,325	1,229	4,070	3,638

Operating income	6,562	4,682	20,925	16,856
Other (income) expense
Interest expense	644	652	1,846	2,323
Stockholder loan guarantee fee	—	23	—	160
Interest income	(3)	(13)	(14)	(158)
Other (income) expense, net	50	(55)	(111)	(150)

Total other expense	691	607	1,721	2,175

Income before provision for income taxes and cumulative effect of change in accounting principle	5,871	4,075	19,204	14,681
Provision for income taxes	2,352	1,715	7,626	5,955

Income before cumulative effect of change in accounting principle	3,519	2,360	11,578	8,726
Cumulative effect of change in accounting principle, net of tax	—	—	—	(49,899)

Net income (loss)	$3,519	$2,360	$11,578	$(41,173)

Basic earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.25	$0.13	$0.76	$0.49
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2.82)

Net income (loss)	$0.25	$0.13	$0.76	$(2.33)

Diluted earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.22	$0.12	$0.68	$0.45
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2.57)

Net income (loss)	$0.22	$0.12	$0.68	$(2.12)

Weighted average common shares outstanding:
Basic	14,205	17,645	15,326	17,655

Diluted	16,178	19,405	17,135	19,416

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,578	$(41,173)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,070	3,638
Deferred income taxes	1,356	1,462
Other adjustments	(31)	176
Cumulative effect of change in accounting principle	—	49,899
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(2,368)	(1,478)
Inventory	1,066	(655)
Other operating assets and liabilities	1,355	2,590

Net cash provided by operating activities	17,026	14,459

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(5,339)	(3,939)
Cash used in acquisitions	(3,285)	—

Net cash used in investing activities	(8,624)	(3,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	625	30
Debt issuance costs	(131)	(621)
Net borrowings (repayments) of long-term debt	14,943	(8,900)
Repurchase of common stock	(22,903)	—

Net cash used in financing activities	(7,466)	(9,491)

Net increase in cash and equivalents	936	1,029
Cash and equivalents, beginning of period	584	1,587

Cash and equivalents, end of period	$1,520	$2,616

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
(In thousands, except share data)

	September 30, 2003	December 31, 2002
Assets
Current Assets:
Cash and equivalents	$1,520	$584
Receivables, net	21,036	18,592
Inventory	53,681	53,779
Prepaid expenses and other current assets	3,983	1,448

Total Current Assets	80,220	74,403
Property and Equipment, net	41,666	39,861
Intangibles, net	50,814	49,328
Deferred Income Taxes	10,307	11,713
Other Assets	2,041	1,442

Total Assets	$185,048	$176,747

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,515	$4,536
Accrued expenses and other current liabilities	15,113	12,749
Current portion of long-term obligations	17,810	6,449

Total Current Liabilities	38,438	23,734
Long-Term Obligations, Excluding Current Portion	31,301	27,756
Other Noncurrent Liabilities	4,392	4,128
Redeemable Common Stock, $0.01 par value, 50,000 shares issued at September 30, 2003	617	—
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 14,230,287 and 17,644,885 shares issued at September 30, 2003 and December 31, 2002, respectively	142	176
Additional paid-in capital	132,053	154,492
Warrants	543	543
Deferred compensation expense	(7)	(73)
Retained earnings (Accumulated deficit)	(22,431)	(34,009)

Total Stockholders' Equity	110,300	121,129

Total Liabilities and Stockholders' Equity	$185,048	$176,747

CONTACT:	LKQ Corporation Mark T. Spears, Senior Vice President and Chief Financial Officer 312-621-2730 irinfo@lkqcorp.com

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LKQ Corporation Announces Third Quarter 2003 Results